EXHIBIT 10.49

January 4, 2006

Mr. William A. Rowe

[Address]

Dear William,

I am pleased to offer you the position of Senior Vice President of Sales and Services Americas, for KANA Software, Inc. (the “Company”), reporting directly to Michael S. Fields.

This letter outlines the proposed terms of employment with the Company. Your start date will be effective January 16, 2006. Your annual base salary will be $175,000.00 paid semi monthly and your annual targeted compensation at 100% of your quota, including your annual base salary and variable pay, will be $350,000.

I will recommend that you be granted an option to purchase 100,000 shares of stock as your hire grant. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest over four years subject to a six-month cliff and would be governed by the terms set forth in the Company’s standard form of stock options plan and agreement. In the event of a Change in Control Event (as defined herein), then (a) 100% of the unvested shares at the time of such Change in Control Event shall immediately vest, and (b) receive separation pay of four (4) months annual base salary. In the event your employment is terminated without Cause, then (a) four (4) months of your unvested shares shall immediately vest, and (b) you will receive separation pay of four (4) months annual base salary paid to you over four months.

A “Change in Control Event” shall mean a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered a similar position of the combined entity as held prior to the change of control. “Cause” for your termination will exist at any time after the happening of one or more of the following events:

(i) Executive’s gross negligence or willful misconduct in the performance of, or his failure or refusal to perform, his duties with the Company, as determined by the Company’s Board of Directors in good faith;

(ii) unprofessional, unethical or fraudulent conduct or conduct by Executive that discredits the Company or is detrimental to the reputation, character or standing of the Company;

(iii) dishonest conduct or a deliberate attempt to injure the Company;

(iv) Executive’s breach of his Invention Assignment and Confidentiality Agreement, and/or Executive’s duty of confidentiality to Company, including, without limitation, Executive’s theft, misappropriation and/or misuse of the Company’s proprietary information;

(v) a failure or a refusal by Executive to comply in any material respect with the reasonable policies, standards or regulations of the Company;

(vi) any unlawful or criminal act which would reflect badly on the Company in the Company’s reasonable judgment;

(vii) Executive’s absence from work without an approved leave; or

(viii) Executive’s death.

The Company will provide to you the health, holiday, and other benefits available to all its full time employees. Enclosed, for your review, is information related to some of the benefits.

Your employment at the Company is conditioned upon your signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. At all times during your employment with the Company, you will be an “at-will” employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. This at-will nature of your employment cannot be modified except in writing signed by the CEO of the Company.

To indicate your acceptance of this offer of employment, please sign below and return to me by January 5, 2006.

Bill, all of us welcome you in joining KANA and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8300.

Sincerely,

Michael S. Fields

Chief Executive Officer

Accepted

Signature:
Name:	William A. Rowe
Date: